UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2014

CARBONITE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35264	33-1111329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Avenue de Lafayette, Boston, Massachusetts 02111

(Address of principal executive offices, including ZIP code)

(617) 587-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 12, 2014, Carbonite Germany GmbH (“Carbonite Germany”), a wholly owned subsidiary of Carbonite International Holdings BV and indirect subsidiary of Carbonite, Inc. (the “Company”), entered into a Share Purchase Agreement (the “Agreement”) with each of the shareholders of MailStore Software GmbH (“MailStore”), pursuant to which Carbonite Germany will acquire 100% of the equity interests in MailStore for a purchase price of EUR 15.95 million, with a portion of the purchase price to be held in escrow by a German civil law notary for satisfaction of certain indemnification claims pursuant to the Agreement. The Company began pursuing the acquisition of MailStore in July 2014 and submitted a binding offer in October 2014, which was then followed by a period of further negotiations among the parties. The Agreement contains customary representations, warranties and covenants, and the consummation of the transaction contemplated by the Agreement is subject to customary closing conditions. The transaction contemplated by the Agreement is expected to close prior to the end of fiscal year 2014. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full Agreement attached as Exhibit 2.1 hereto and incorporated herein by reference.

On December 15, 2014, the Company issued a press release announcing the execution of the Agreement and the transactions contemplated by the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit Number	Description

2.1	Share Purchase Agreement, dated as of December 12, 2014, by and among Carbonite Germany GmbH and each of the shareholders of MailStore Software GmbH

99.1	Press Release, dated December 15, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized on December 15, 2014.

CARBONITE, INC.

By:	/s/ Danielle Sheer
Name:	Danielle Sheer
Title:	Vice President and General Counsel